Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aspen Technology Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 1, 2010, with respect to the consolidated balance sheets of Aspen Technology Inc. as of June 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the three-year period ended June 30, 2010, and the effectiveness of internal control over financial reporting as of June 30, 2010, incorporated by reference herein.

Our report dated September 1, 2010 on the effectiveness of internal control over financial reporting as of June 30, 2010 expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2010 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of June 30, 2010: income tax accounting and disclosure, and recognition of professional services revenue.

s/s KPMG LLP

Boston, Massachusetts

September 29, 2010